Exhibit 99.1

Contact:

Investor Relations

212-479-3140

NEW SENIOR DECLARES COMMON STOCK DIVIDEND OF $0.23 PER SHARE

NEW YORK — December 22, 2014 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that its Board of Directors has declared a cash dividend on its common stock of $0.23 per share for the quarter ending December 31, 2014. The dividend is payable on January 30, 2015 to shareholders of record on January 2, 2015.

ABOUT NEW SENIOR

New Senior is a real estate investment trust focused on investing in senior housing properties across the United States. The Company is one of the largest owners of senior housing properties and currently owns 100 properties in 27 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

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